CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to Registration Statement Nos. 333-70963 and 811-09201 of COLI VUL-2 Series Account of Great-West Life & Annuity Insurance Company on Form N-6 of our report dated March 29, 2006 on the financial statements of COLI VUL-2 Series Account and our report dated March 27, 2006 on the consolidated financial statements of Great-West Life & Annuity Insurance Company appearing in the Statement of Additional Information and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

Denver, Colorado July 10, 2006